Exhibit 16.1

[Letterhead of Ernst & Young]

March 27, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 27, 2008, of IDT Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third, fourth and fifth paragraphs of section (a) of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP